(804) 697-1297 01900.048
     jwatkins@maysval.com

                                July 29, 1996

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                        Brenco, Incorporated (0-6839)
                         Definitive Proxy Materials

Dear Sir or Madam:

     Enclosed on behalf of Brenco, Incorporated (the "Company") for filing in electronic format pursuant to Rule 14a-6(b) and Regulation S-T are the following definitive proxy materials in the form such materials are being mailed to shareholders of the Company today, July 29, 1996:

     1.   Schedule 14A Information Sheet;
     2.   Letter to Shareholders from the Chairman;
     3.   Proxy Statement;
     4. Exhibit A - Plan of Merger (excerpted from the previously filed Acquisition Agreement);
     5.   Exhibit B - Opinion of Wheat, First Securities, Inc.; and
     6.   Form of Proxy Card.

     As indicated in the transmittal letter accompanying the Preliminary Proxy Materials filed on July 11, 1996, no fee is due in connection with the filing of the enclosed proxy materials as a result of the offset of the amount of any such fees against amounts previously paid in connection with this transaction.

                              Sincerely yours,


                              Jean Penick Watkins

108/663
Enclosures
cc:  The NASDAQ Stock Market
     Mr. Jacob M. Feichtner

                          SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to  240.14 a-11(c) or  240.14a-12

                            BRENCO, INCORPORATED
              (Name of Registrant as Specified In Its Charter)
 ...........................................................................
                            ..Jacob M. Feichtner
                   Executive Vice President and Secretary
                            Brenco, Incorporated
                 (Name of Person(s) Filing Proxy Statement)
 ...........................................................................
 ..
Payment of Filing Fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2),
     or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
     11.
     (1) Title of each class of securities to which transaction applies:
         Common stock, par value $1.00 per share
     (2) Aggregate number of securities to which transaction applies:
         3,470,529 (estimate of maximum number of shares that may be cashed out in the merger to which the proxy statement relates)
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $16.125
     (4) Proposed maximum aggregate value of transaction:  $55,962,280
     (5) Total fee paid: None due. At the time of the filing on June 20, 1996, of a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") by BAS, Inc.. ("Purchaser") and Varlen Corporation, in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Brenco, Incorporated (the "Company"), a fee of $31,535.49 (including $100 paid for the related Schedule 13D filing fee) was paid, based on the total number of outstanding shares of the Company (other than those already owned by an affiliate of Purchaser). The fee attributable to the maximum number of shares that may be cashed out in the merger to which the preliminary proxy statement relates would be $11,192, which has been previously paid as part of the Schedule 14D-1 filing and is therefore entitled to be offset as set forth below.

[ ]  Fee paid previously with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:  $31,535.49
     (2) Form, Schedule or Registration Statement No.:  Schedule 14D-1
     (3) Filing Party: BAS, Inc., Grantley Corporation and Varlen
         Corporation.
     (4) Date Filed:  June 20, 1996

                            BRENCO, INCORPORATED


                                July 29, 1996

Dear Shareholder:

      You are cordially invited to attend a Special Meeting of Shareholders of Brenco, Incorporated (the "Company") to be held on August 23, 1996, as set forth in the attached Notice of Special Meeting of Shareholders. At this meeting you will be asked to consider and vote upon the approval and adoption of a Plan of Merger dated as of July 26, 1996, pursuant to which BAS, Inc. ("Purchaser"), a Virginia corporation and a wholly-owned subsidiary of Varlen Corporation, a Delaware corporation ("Varlen"), will be merged with and into the Company with the Company as the surviving corporation. This action is proposed in accordance with the terms of the Acquisition Agreement dated June 15, 1996, among Purchaser, Varlen and the Company (the "Merger Agreement"). Details of the proposed merger and other important information are contained in the accompanying Proxy Statement.

      The merger is the second and final step in the acquisition of the Company by Varlen and Purchaser pursuant to the terms of the Merger
Agreement. The first step provided for in the Merger Agreement was a tender offer by Purchaser for all the outstanding shares of the Common Stock, par value $1.00 per share of the Company (the "Shares"). Upon expiration of the tender offer on July 18, 1996, Purchaser purchased 9,339,986 Shares (approximately 91.5% of the outstanding Shares) for $16.125 in cash per Share.

      In the merger, the Company's remaining shareholders (other than Varlen, Purchaser or any direct or indirect subsidiary of Varlen or Purchaser) will receive the same consideration paid in the tender offer, $16.125 in cash, without any interest, for each Share owned, and thereafter they will have no equity interest in the Company.

      Your Board of Directors, after careful consideration, has unanimously approved the Merger Agreement and the Plan of Merger and determined that the tender offer and the merger are fair to and in the best interests of the Company and its shareholders. In addition, in connection with its approval of the transaction with Varlen and Purchaser, the Board of Directors of the Company received a written opinion dated June 15, 1996 from the Company's financial advisor, Wheat, First Securities, Inc. ("Wheat"), to the effect that, as of the date of such opinion, and based upon its review and analysis and subject to the limitations set forth therein, the $16.125 per Share price to be received by the holders of Shares (other than Varlen, Purchaser or any direct or indirect subsidiary of Varlen or Purchaser) in the tender offer and the merger was fair, from a financial point of view, to such holders. The full text of the written opinion dated June 15, 1996 of Wheat, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Exhibit B to the enclosed Proxy Statement and should be read in its entirety. Your Board of Directors recommends that you vote FOR the approval and adoption of the Plan of Merger.

      Approval of the proposed merger requires the affirmative vote of the holders of more than two-thirds of the outstanding Shares. As a result of the completion of the tender offer, Purchaser beneficially owns and has the right to vote at the Special Meeting sufficient Shares to cause the Plan of Merger to be approved without the affirmative vote of any other shareholder.

           We ask you to read the enclosed material carefully and request that you complete and return the enclosed proxy as soon as possible. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned your proxy.

                                        Sincerely,



                                        Needham B. Whitfield
                                        Chairman of the Board
                                        and Chief Executive Officer

                            BRENCO, INCORPORATED

                  Notice of Special Meeting of Shareholders
                        to be held on August 23, 1996


To the Shareholders of Brenco, Incorporated:

     A special meeting of shareholders of Brenco, Incorporated will be held at Varlen's executive offices at 55 Shuman Blvd., Suite 500, Naperville, Illinois, on August 23 1996 at 8:00 a.m., local time, for the following purposes:

      1. To consider and vote upon a proposal to approve a Plan of Merger dated as of July 26, 1996 ("Plan of Merger") adopted pursuant to and in accordance with an Acquisition Agreement, dated June 15, 1996 (the "Merger Agreement"), by and among Brenco, Incorporated, a Virginia corporation (the "Company"), BAS, Inc., a Virginia corporation ("Purchaser") and a wholly-owned subsidiary of Varlen Corporation, a Delaware corporation ("Varlen"), and Varlen pursuant to which: (a) Purchaser will be merged with and into the Company ("Merger"), the Company will be the surviving corporation and a wholly owned subsidiary of Varlen; and (b) in the Merger each outstanding share of the Company's common stock, $1.00 par value per share (the "Shares"), (other than Shares held by Varlen, Purchaser or any direct or indirect subsidiary of Varlen or Purchaser) will be converted into the right to receive $16.125 in cash, without any interest; and

      2. To consider and act upon any matters incidental to the foregoing and to transact such other business as may properly come before the meeting or any and all adjournments or postponements thereof.

      Only holders of record of Shares as of the close of business on July 23, 1996 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

      Your attention is respectfully directed to the accompanying Proxy Statement. We ask you to read it carefully. Whether or not you expect to attend the meeting in person, please complete and return the enclosed proxy in the envelope provided. The proxy may be revoked at any time before it is exercised in the manner described in the Proxy Statement.

                                   BY ORDER OF THE BOARD
                                   OF DIRECTORS


                                   Jacob M. Feichtner
                                   Executive Vice President and Secretary



Please complete and sign the accompanying form of proxy and return it promptly in the enclosed envelope whether or not you intend to attend the special meeting.

Please do not send in any certificates for your shares at this time.

                            BRENCO, INCORPORATED

                               PROXY STATEMENT

                                INTRODUCTION


     This Proxy Statement is being furnished to the shareholders of Brenco, Incorporated, a Virginia corporation (the "Company"), of record as of July 23, 1996 (the "Record Date"), in connection with the solicitation of proxies from holders of shares of common stock, par value $1.00 per share (the "Shares"), of the Company by the Board of Directors of the Company for use at a special meeting (the "Special Meeting") of shareholders of the Company to consider and vote upon (i) adoption and approval of a Plan of Merger dated as of July 26, 1996 (the "Plan of Merger") that is proposed pursuant to an Acquisition Agreement, dated as of June 15, 1996 (the "Merger Agreement") by and among the Company, BAS, Inc., a Virginia corporation ("Purchaser") and a wholly owned subsidiary of Varlen Corporation, a Delaware corporation ("Varlen"), and Varlen, and the transactions contemplated thereby, including the merger (the "Merger") of Purchaser with and into the Company pursuant to the Merger Agreement, and
(ii) such other matters as may properly be brought before the Special Meeting. It is anticipated that the Merger will become effective as soon as practicable following the approval of the Plan of Merger at the Special Meeting.

      The date of this Proxy Statement is July 29, 1996. This Proxy Statement and the accompanying form of proxy are being furnished by the Company and were first mailed on or about July 29, 1996 to shareholders of record on the Record Date.

      Pursuant to the Merger Agreement, Purchaser commenced a cash tender offer (the "Offer") on June 20, 1996 for all outstanding Shares at a price of $16.125 per Share, net to the seller in cash, without any interest. The Offer was made pursuant to an Offer to Purchase dated June 20, 1996 (the "Offer to Purchase"), the related Letter of Transmittal and the Merger Agreement. The Offer expired at 12:00 p.m. midnight, New York City time, on July 18, 1996. Purchaser has accepted for payment 9,339,986 Shares validly tendered pursuant to the Offer and not withdrawn, representing approximately 91.5% of the outstanding Shares.

      Simultaneously with entering into the Merger Agreement, Varlen and Purchaser entered into a Shareholder Tender Agreement dated as of June 15, 1996 (the "Shareholder Tender Agreement") with Needham B. Whitfield, Chairman of the Board and Chief Executive Officer of the Company, Anne Whitfield Kenny (whose husband, John C. Kenny is a director of the Company), and certain members of their families (and trusts for the benefit of such family members), pursuant to which such shareholders agreed to tender in the Offer all of the Shares owned of record or beneficially by them. Pursuant to the terms of the Shareholder Tender Agreement, such shareholders have tendered 2,058,343 Shares, or approximately 20% of the outstanding Shares and no longer have any equity interest in the Company.

      The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement and Plan of Merger, as a result of which at the effective time of the Merger (the "Effective Time")
(i) the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Varlen and (ii) each Share issued and outstanding (other than Shares held by Varlen, Purchaser or any direct or indirect subsidiary of Varlen or Purchaser) will be converted into the right to receive $16.125 net per Share in cash, without any interest (the "Merger Consideration").

      The Special Meeting will be held at Varlen's executive offices at 55 Shuman Blvd, Suite 500, Naperville, Illinois, at 8:00 a.m., local time, on August 23, 1996, to consider approval and adoption of the Plan of Merger.

      On June 15, 1996, the Board of Directors unanimously determined that the Offer and the Merger are fair to and in the best interests of the Company's shareholders.

      Wheat, First Securities, Inc., ("Wheat"), financial advisor to the Company, has delivered to the Board of Directors its written opinion, dated June 15, 1996, that, as of such date based on various analyses and subject to the limitations set forth in its opinion, the consideration to be received by the shareholders of the Company pursuant to the Merger Agreement is fair to such shareholders from a financial point of view. See "The Merger - Opinion of the Company's Financial Advisor".

      Under the Virginia Stock Corporation Act (the "Virginia Act"), the affirmative vote of more than two-thirds of the issued and outstanding Shares, present in person or represented by proxy at the Special Meeting and entitled to vote thereon, is required to adopt and approve the Merger Agreement and the Merger. As of the date hereof, Purchaser, together with another wholly-owned subsidiary of Varlen, beneficially owns in the aggregate 9,799,986 shares, representing approximately 96% of the shares outstanding as of the record date, and therefore has sufficient voting power to adopt and approve the Plan of Merger without the vote of any other shareholder of the Company. Under the Virginia Act and the Articles of Incorporation of the Company, no action will be required by shareholders of the Company (other than Purchaser) to effect the Merger.

      Dissenters' rights are not available to shareholders of  the  Company
under  the  Virginia  Act  with respect to the  Merger.   See  "Dissenters'
Rights".

      As of the Record Date, there were approximately 1,000 holders of record of the Shares, with 10,223,940 Shares issued and outstanding. Holders of record at the close of business on the Record Date are entitled to one vote per share held on all matters submitted to a vote of shareholders. The Shares are currently traded in the over-the-counter market and are quoted in the National Association of Securities Dealers, Inc. ("NASD") Automated Quotation System ("NASDAQ") National Market System (the "NMS"). As a result of the consummation of the Offer and the Merger, the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the trading of the Shares on the NASDAQ NMS, will be terminated.

                              TABLE OF CONTENTS


Introduction                                                1
The Special Meeting                                         4
     Date, Time and Place                                   4
     Purpose of the Meeting                                 4
     Vote Required                                          4
     Solicitation, Revocation and Use of Proxies            4
Certain Information Concerning the Company                  5
     General                                                5
     Selected Financial Information                         6
     Certain Company Projections                            6
Certain Information Concerning the Purchaser and Varlen     7
     General                                                7
     Selected Financial Information                         8
The Merger                                                  9
     Background of the Merger                               9
     Recommendation of the Board of Directors;
       Reasons for Recommendation                           13
     Opinion of the Company's Financial Advisor             14
     Interests of Certain Persons in the Merger             16
     Financing of the Offer and Merger                      19
     Certain Effects of the Merger                          20
     Payment of the Merger Consideration                    20
The Merger Agreement and Plan of Merger                     21
     The Merger                                             21
     Federal Income Tax Consequences                        24
     Accounting Treatment                                   25
     Regulatory Matters                                     25
Dissenters' Rights                                          25
Market Price of Shares and Dividends                        26
Security Ownership of Certain Beneficial Owners
     and Management                                         27
Independent Public Accountants                              28
Other Matters to Come Before Meeting                        28
Shareholder Proposals for 1997 Annual Meeting               28
Available Information                                       28
Incorporation of Certain Documents by Reference             29

     Exhibits
      Exhibit A Plan of Merger
      Exhibit B Opinion of Wheat, First Securities, Inc.

                             THE SPECIAL MEETING


     Date, Time and Place

      The Special Meeting will be held at Varlen's executive offices at 55 Shuman Blvd, Suite 500, Naperville, Illinois, at 8:00 a.m., local time, on August 23, 1996.

     Purpose of the Meeting

      At the Special Meeting, shareholders will be asked to consider and vote upon the approval and adoption of the Plan of Merger pursuant to which the Purchaser will be merged with and into the Company, and the Company will be the surviving corporation and a wholly owned subsidiary of Varlen.

     Vote Required

      The Board of Directors has fixed the close of business on the Record Date for the determination of shareholders entitled to notice of and to vote at the Special Meeting or any adjournment thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. Holders of record may cast one vote per Share either in person or by proxy on each matter to be voted on at the Special Meeting.

      The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding Shares will constitute a quorum for the transaction of business. Approval and adoption of the Plan of Merger requires the affirmative vote of more than two-thirds of the issued and outstanding Shares. As of the date hereof, Purchaser, together with another wholly-owned subsidiary of Varlen, beneficially owns in the aggregate 9,799,986 Shares, representing approximately 96% of the Shares outstanding as of the Record Date, and therefore has sufficient voting power to constitute a quorum at the Special Meeting and to adopt and approve the Plan of Merger without the presence or vote of any other shareholder of the Company. In determining whether the Plan of Merger has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Plan of Merger.

      At the date of this Proxy Statement, the Board of Directors does not know of any business to be presented at the Special Meeting other than as set forth in the Notice of Special Meeting accompanying this Proxy Statement. If any other matters should properly come before the Special Meeting, it is intended that the Shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

     Solicitation, Revocation and Use of Proxies

      Shareholders should sign, date and mail the enclosed Proxy in the postage-paid envelope provided, whether or not they plan to attend the Special Meeting. All properly executed proxies that are not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If a shareholder executes and returns a proxy and does not specify otherwise, the Shares represented by such proxy will be voted "for" approval and adoption of the Plan of Merger in accordance with the recommendation of the Board of Directors. A shareholder who has executed and returned a proxy may revoke it at any time before it is voted at the Special Meeting by written notice to the Company, by submitting a proxy bearing a later date or by attending the Special Meeting and voting in person.

      Proxies may be solicited by and on behalf of the Board of Directors. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by mail, the directors, officers, employees and agents of the Company may solicit proxies from the shareholders of the Company by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record Shares for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.


                 CERTAIN INFORMATION CONCERNING THE COMPANY

      General. The Company is a Virginia corporation with its principal executive offices located at One Park West Circle, Midlothian, Virginia 23113, telephone (804) 794-1436. The Company is primarily engaged in the manufacture, sale and servicing of roller bearings; the manufacture and sale of automotive forgings; the provision of third party railcar switching services; and the operation of short-line railroads.

     Selected Financial Information. The following table contains a summary of certain selected financial information with respect to the Company and its subsidiaries for the fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993 and for the three-month periods ended March 31, 1996 and March 31, 1995, which has been excerpted and derived from the audited consolidated financial statements contained in the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and December 31, 1994, and from unaudited consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996. More comprehensive financial information is included in such reports and other documents filed by the Company with the Securities and Exchange Commission ("Commission"), and the following summary is qualified in its entirety by reference to such documents and all of the financial statements and related notes contained therein.

                            BRENCO, INCORPORATED
                       SELECTED FINANCIAL INFORMATION
                    (In thousands, except per share data)

                        Three Months Ended
                             March 31,    Fiscal Year Ended December 31,
                           1996     1995     1995     1994     1993
                         (unaudited)

Income Statement Data:
  Net sales              $32,875  $35,232 $127,139  $117,897 $98,724
  Costs and expenses      28,825   29,224  110,177   102,727  89,413
  Interest expense           178      214      723       799     741
  Income before income
    taxes                  4,123    5,979   16,909    14,555   6,893
  Net income               2,571    3,640   10,660     8,802   4,241
  Earnings per share:
    Net income per share     .25      .36     1.05       .88     .43
    Average shares
    outstanding           10,189   10,102   10,135    10,050   9,942
Balance Sheet Data:
  Current assets         $56,780  $49,171  $49,520   $41,968 $36,900
  Total assets            93,041   84,743   86,278    76,569  69,629
  Current liabilities     11,962   12,297    8,438     7,530   8,312
  Long-term debt           8,184    9,540    8,212     9,567  10,000
  Shareholders' equity    66,134   58,777   63,999    55,498  48,289


      Certain Company Projections. Prior to entering into the Merger Agreement, Varlen conducted a due diligence review of the Company and in connection with such review the Company provided Varlen with certain non-public business and financial information from the Company including summary business plans comprised of income, balance sheet and cash flow statements, financial plans and certain historical data detailing sales, costs and expenses and balance sheet data. Certain projected information included in the non-public business and financial records of the Company included that (i) net sales for the Company for the fiscal years ending December 31, 1996 through 1998 would be approximately $125 million, $124 million and $130 million, respectively and (ii) net income for the Company for the fiscal years ending December 31, 1996 through 1998 would be approximately $9.6 million, $9.7 million and $10.3 million, respectively. None of the assumptions which form the basis for the projected information give effect to the Offer, the Merger or the financing thereof or the potential combined operations of Varlen and the Company after consummation of such transactions. See "The Merger - Financing of the Offer and the Merger."

     The Company does not as a matter of course make public any projections as to future performance or earnings. The above projections and forecasts were prepared for internal purposes only, were not prepared with a view to compliance with the Commission's published guidelines for disclosure of forward-looking information or the guidelines established by the American

Institute of Certified Public Accountants regarding projections, and were not intended for public dissemination. The foregoing projections and forecasts are necessarily based on assumptions as to facts which are not within the Company's control. No assurance can be given that such projections or forecasts will prove to be accurate to any extent and none of the Company, Varlen, the Purchaser, or any of their respective advisors or any other party who received such information assumes any responsibility for the accuracy of such projections or forecasts. Such projections and forecasts are included herein only because Varlen was provided them prior to the execution of the Merger Agreement. Although presented with numerical specificity, these projections and forecasts are based upon a variety of assumptions relating to the businesses of the Company which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. There can be no assurance that the projections and forecasts set forth above will be realized, and actual results may vary materially from those shown. The projections and forecasts have not been examined or compiled by the Company's independent public accountants. The inclusion of such projections and forecasts herein should not be regarded as an indication that the Company, Varlen, the Purchaser, any of their respective advisors or any other party who received such information considers it an accurate prediction of future events.


           CERTAIN INFORMATION CONCERNING THE PURCHASER AND VARLEN

      General. The Purchaser is a newly incorporated Virginia corporation and a wholly owned subsidiary of Varlen. To date, the Purchaser has engaged in no activities other than those in connection with the Offer and the Merger. The principal executive offices of the Purchaser and Varlen are located at 55 Shuman Boulevard, P.O. Box 3089, Naperville, Illinois 60566-7089, telephone (708) 420-0400.

      Varlen, a Delaware corporation, was formed in 1969. Varlen is a manufacturer of (i) aluminum permanent mold and die castings and structural molded plastic components for trucks and trailers; (ii) components for railcars and locomotives; (iii) remanufactured crankshafts and camshafts and railroad track fastener systems; (iv) automatic transmission reaction plates, steering column and transmission components, seat frame brackets and precision stamped metal components and weldments for cars and light trucks; and (v) instruments to improve yield, certify products and monitor regulatory standards for petroleum products.

      Except with respect to the purchase of the Shares by the Purchaser pursuant to the Offer, Purchaser does not have any significant assets or liabilities and does not engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

     Varlen is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Varlen's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and executive officers, their remuneration, stock options granted to them, the principal holders of Varlen's securities and any material interest of such persons in transactions with Varlen and other matters is required to be disclosed in proxy statements and annual reports distributed to Varlen's shareholders and filed with the Commission. Such reports, proxy statements and other information may be examined, and copies may be obtained from the Commission in the same manner set forth under "Available Information" with respect to information concerning the Company. Such information should also be available for inspection at the offices of the NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

      Selected Financial Information. Set forth below is a summary of certain selected financial information of Varlen and its subsidiaries for the fiscal years ended January 31, 1996, January 31, 1995 and January 31, 1994 and for the three-month periods ended May 4, 1996 and April 29, 1995, which has been excerpted or derived from the audited consolidated financial statements contained in Varlen's Annual Report on Form 10-K for the fiscal years ended January 31, 1996 and January 31, 1995 and from unaudited financial information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended May 4, 1996. More comprehensive financial information is included in such reports and other documents filed by Varlen with the Commission, and the following summary is qualified in its entirety by reference to such document and all of the financial statements and related notes contained therein.

                             VARLEN CORPORATION
                       SELECTED FINANCIAL INFORMATION
                    (In thousands, except per share data)

                         Three Months Ended
                      May 4,    April 29,    Fiscal Year Ended January 31,
                       1996         1995        1996        1995        1994
                    (unaudited)

Income Statement Data:
 Net sales          $91,975     $106,969    $386,987    $341,521    $291,908
 Costs and           68,178       79,611     290,052     260,469     221,988
  expenses
 Selling, general
  and                14,254       15,289      57,762      50,436      45,087
  administrative
  expenses
 Interest expense,    1,053        1,173       4,467       4,762       6,110
  net
 Income before        8,490       10,896      34,706      25,854      18,723
 income taxes
 Net earnings         4,822        6,156      19,609      14,762      10,766
 Earnings per
  share*
  Primary earnings
    per share           .79         1.01        3.19        2.44        1.80
  Fully diluted
    earnings per        .60          .75        2.43        1.92        1.57
      share
 Average shares
 outstanding*:
  Primary             6,095        6,101       6,141       6,064       5,986
  Fully diluted       9,159        9,166       9,199       9,136       8,062
Balance Sheet Data:
  Current assets   $112,008     $119,118    $111,514    $111,535     $84,575
  Total assets      234,123      232,214     230,874     220,186     186,264
  Current            44,201       57,734      44,470      53,822      35,529
  liabilities
  Long-term debt     73,403       72,790      73,398      72,788      72,698
 Shareholders'      101,399       86,766      97,953      79,031      63,644
 equity


* Amounts prior to May 4, 1996 have been restated for a 10% stock dividend declared on May 29, 1996 and payable on July 15, 1996.

                                 THE MERGER

Background of the Merger

      As described in detail below, beginning in December, 1995, Varlen and the Company engaged in a series of discussions and negotiations which culminated in the execution of the Merger Agreement on June 15, 1996.

      On December 11, 1995, at Varlen's request, two senior officers of Varlen, Richard L. Wellek, President and Chief Executive Officer, and Raymond A. Jean, Executive Vice President and Chief Operating Officer,
visited  the  Company's  facilities in Petersburg, Virginia  and  met  with
Needham B. Whitfield, Chairman of the Board of the Company and Chief Executive Officer, J. Craig Rice, President and Chief Operating Officer, and Howard J. Bush, Vice President--Marketing. After a presentation by Mr. Bush of the Company's markets and businesses, the Varlen executives were given a tour of the manufacturing facilities, and afterwards a general discussion ensued. The Varlen executives pointed to a variety of changes in the railroad markets domestically and internationally, and proposed that a large supplier, with a wide variety of products important to the rail industry, would be better positioned to deal with these changing conditions. The Varlen executives asked the Company if they would be interested in combining with Varlen to form such a supplier. The Company's executives agreed to think about the proposition, and to have further discussions with Varlen.

      At its regular monthly meeting on December 15, 1995, the Company's Board of Directors was advised of the Varlen visit and its interest.

      On January 25, 1996, Mr. Wellek, together with George W. Hoffman, Railroad Group Vice President for Varlen, returned to Petersburg and resumed discussions with Messrs. Whitfield, Rice, and Bush. A number of marketing synergies were identified between the two companies, and both parties agreed to explore each other's operations in greater depth.

      At its regular monthly meeting on January 26, 1996, the Company's Board of Directors was advised of the Varlen visit and its continuing interest.

      On February 20, 1996, Messrs. Whitfield, Rice and Bush visited Keystone Industries, Inc. in Camp Hill, Pennsylvania. Keystone is a manufacturer of railroad equipment components and a wholly owned subsidiary of Varlen. After a tour of the facilities, further discussions about operations and railroad markets were conducted with Messrs. Wellek and Hoffman.

      On February 21, 1996, Messrs. Whitfield and Rice accompanied Mr. Wellek to Vassar, Michigan to tour two automotive parts plants of a Varlen subsidiary and meet local managers of these operations. Business philosophies, marketing strategies, organizational culture and operating methods were discussed.

      On March 11, 1996, Mr. Wellek visited Messrs. Whitfield and Rice at the Company's administrative headquarters in Midlothian, Virginia to discuss whether there was enough fit between the two companies to explore in earnest the possibility of a business combination. The two companies agreed to continue discussions.

     On March 20, 1996, Messrs. Wellek and Jean met Mr. Rice and Keith Poe, Executive Vice President of Quality Bearing Service ("QBS"), the Company's wholly owned reconditioning subsidiary, in Little Rock, Arkansas to tour QBS's newest reconditioning plant and discuss the reconditioning operations.

      On  March  21, 1996, Messrs. Wellek and Jean, who were in Louisville,
Kentucky   for  an  annual  truck  show,  made  a  brief  tour   of   QBS's
reconditioning plant in Louisville.

      At its regular monthly meeting on March 22, 1996, the Company's Board of Directors was advised of the continuing Varlen visits and discussions between the two companies, and the process the Company intended to follow with respect to these discussions was discussed in more detail.

      On March 27, 1996, Varlen signed a confidentiality agreement with the Company providing for the transfer of confidential information to Varlen about the Company's operations and financial results, and holding Varlen subject to a standstill provision in the event Varlen wished to use this information for purposes of, among other things, making a public tender for the Company shares.

      On April 3, 1996, Richard A. Nunemaker, Vice President, Finance and Chief Financial Officer of Varlen, met with Jacob M. Feichtner, Executive Vice President and Secretary of the Company and Mr. Whitfield to determine what financial and operating data was available and to begin his inquiries.

     On April 10, 1996, Messrs. Wellek, Jean, Hoffman, Thomas Robinson, and others visited the Company's facilities in Petersburg to conduct an engineering review of the Company's new bearing developments and its development of a one-way clutch for the automotive market. Mr. Rice and several of the Company's engineers were involved in the discussions.

     On April 11, 1996, Messrs. Wellek, Jean, Hoffman and Robinson met with Messrs. Rice, Whitfield, and James W. Benz, President of Rail Link, a contract switching subsidiary wholly owned by the Company. A variety of railroad industry and international sales issues were discussed.

      On April 15, 1996, Mr. Nunemaker and Stephen E. Obendorf met with Mr. Feichtner and others to further discuss and review financial and operating data of the Company. On the same date, Vicki L. Casmere, Vice President, General Counsel and Secretary of Varlen, met with the Company's counsel in Richmond and later with Messrs. Feichtner and Whitfield in Midlothian to conduct a general review of legal matters related to the Company's operations.

      At its regular monthly meeting on April 18, 1996, the Company's Board of Directors was brought up to date on the discussions with Varlen. The Board determined that the Company would require the services of a financial advisor to guide the Board and express an opinion on fairness of whatever consideration and terms were offered.

      On May 7, 1996, Mr. Wellek met with Messrs. Whitfield and Rice at the Company's Midlothian headquarters to review the status of Varlen's inquiries and to advise the Company's executives that Varlen wished to acquire the Company, assuming the contract terms, timing and price were satisfactory to both parties. There was a general discussion as to how this process might proceed and Mr. Wellek indicated the possible price range of a Varlen offer.

      A Special Meeting of the Company's Board of Directors was called on May 13, 1996. The details of the meeting with Mr. Wellek were reported to the Board, who determined to engage the investment banking firm of Wheat, First Securities, Inc. ("Wheat") of Richmond, Virginia to serve as financial advisor to the Company.

      Wheat immediately proceeded to conduct a preliminary evaluation of potential price ranges of comparable and hypothetical transactions. At the Company Board's regular monthly meeting on May 24, 1996, the Company's senior management made presentations on the markets and prospects for the Company's various businesses and why a combination with Varlen would be in the strategic interest of the Company. This was followed by Wheat's presentation of its preliminary evaluation. Based on the discussions that followed, the Board directed Messrs. Whitfield and Rice to pursue serious negotiations with Varlen as to price, terms and how such a combination might be effected.

      On May 29, 1996, Messrs. Whitfield and Rice met with Messrs. Wellek, Jean, Nunemaker, Robinson and Ms. Casmere at Varlen's headquarters in Naperville, Illinois. Mr. Whitfield reported the Company Board's response to Varlen's proposal and asked for definitive terms.

     On May 31, 1996, Mr. Wellek called Mr. Whitfield and informed him that Varlen wished to make a cash tender offer for the Shares and assuming the Company would cooperate by entering into an acquisition agreement, Varlen would submit a proposed draft of the agreement which was done the following week. Mr. Wellek indicated that the final price offered would depend on the terms of the agreement.

      On June 11, 1996, Mr. Wellek and Ms. Casmere of Varlen, together with Varlen's outside counsel, met with Messrs. Whitfield and Rice of the Company and its counsel, and negotiated the basic terms of Varlen's proposed acquisition agreement, subject to approval of both boards. Negotiations continued over the period from June 11 to June 14 concerning certain additional terms of the acquisition agreement and the related shareholder tender agreement..

      On June 13, 1996, the Varlen Board of Directors met and received an update on the status of negotiations relating to the Offer and the Merger and the proposed terms of the relevant agreements. Mr. Bush of the Company was in attendance at the beginning of the meeting, made a presentation on the Company's railroad bearing markets and answered questions by the Varlen directors. The Board of Directors then approved the terms of the Offer and the Merger and the related agreements between the two companies.

      The Board of Directors of the Company held a Special Meeting on June 15, 1996, at which Wheat advised the Board of Directors, based on various analyses and subject to the limitations set forth in its written opinion, that the consideration was fair to the Company's shareholders from a financial point of view, and the Board, after discussion, approved the Merger Agreement and agreed to recommend Varlen's offer to the Company's shareholders.

      During the process of its discussions with Varlen, the Company had conversations with several other parties who expressed some degree of interest in a business combination. A confidentiality agreement was entered into with one party and information shared. However, no proposals were made by any other party and based on the timing and substance of the Varlen offer and advice from management concerning the nature of discussions that had occurred with such parties and from its advisor that the Company was unlikely to receive substantially higher offers, the Company's Board decided to proceed with the Varlen negotiations and enter into an agreement recommending the Varlen offer.

      The negotiations culminated in the execution of the Merger Agreement, and the Shareholder Tender Agreement on Saturday, June 15, 1996. On Monday, June 17, 1996, Varlen and the Company, in a joint press release, announced its intention to commence the Offer.

Recommendation of the Board of Directors; Reasons for Recommendation

      The Company's Board of Directors unanimously has determined that the Merger is fair to and in the best interest of the shareholders of the Company, has approved the Merger Agreement and the Merger and recommends that the shareholders vote for approval and adoption of the Merger Agreement and the Merger.

      In approving the Merger Agreement and the transactions contemplated thereby, and recommending that all shareholders tender their Shares pursuant to the Offer, the Board of Directors considered a number of factors, including:

        (i) the financial and other terms of the Offer, the Merger and the Merger Agreement;

        (ii) that the $16.125 per Share tender offer price represents a premium of approximately 32% over the closing price of the Shares on the NMS on June 14, 1996, the last full trading day prior to the public announcement of the execution of the Merger Agreement;

        (iii) recent trading prices of the Shares on the NMS, including the fact that the Shares have not traded at or above the $16.125 tender offer price in more than fifteen (15) years;

       (iv) the written opinion of Wheat delivered to the Board on June 15, 1996, to the effect that, as of that date, and based upon its review and analysis and subject to the limitations set forth therein, the consideration to be received by the holders of the Shares pursuant to the Offer and the Merger as contemplated in the Merger Agreement was fair, from a financial point of view, to such holders. See "Opinion of the Company's Financial Advisor";

        (v) the view of the Board of Directors, based in part upon the presentations of management and of Wheat to the Board of Directors on May 24 and again on June 15, 1996, regarding the likelihood of a superior offer arising;

        (vi) the continuing consolidation in the rail industry, encouraging consolidation among suppliers, as well, to compete effectively;

        (vii) the Company's long-term and short-term prospects and capital needs, especially in light of the developing market for the Company's automotive one-way clutch products;

        (viii) the provisions of the Merger Agreement, including the provision allowing the Company to respond to unsolicited inquiries concerning an acquisition of the Company, and the provisions which permit the Company to terminate the Merger Agreement upon payment to Purchaser of a break-up fee in the event that the Board of Directors determines to withdraw its recommendation that shareholders accept the Offer based on the Board of Directors' determination that such action is necessary to comply with its fiduciary duties under applicable law;

        (ix) the fact that Varlen's and the Purchaser's obligations under the Offer were not subject to any financing condition;

        (x) the familiarity of the Board of Directors with the business, results of operations, properties and financial condition of the Company and the nature of the industry in which it operates; and

         (xi) the Board of Directors' belief that the transactions contemplated by the Merger Agreement would result in relatively few changes to the Company's operations and customer relationships, and that employment opportunities within the combined companies would offer growth and security to the Company's employees.

     The foregoing discussion of the information and factors considered and given weight by the Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger Agreement, the Offer and the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board of Directors may have given different weights to different factors.

Opinion of the Company's Financial Advisor

      Wheat was engaged by the Company to act as its financial advisor in connection with a possible business combination. In connection with this engagement, the Company requested that Wheat provide a written opinion to the Board of Directors of the Company as to the fairness of the consideration to be received by shareholders of the Company, from a financial point of view, in connection with the proposed sale of the Company to Varlen or one of its subsidiaries. On June 15, 1996, at a meeting of the Board of Directors of the Company held to evaluate the proposed transaction with Varlen, Wheat delivered an oral opinion (subsequently confirmed by delivery of a written opinion) to the Board of Directors of the Company to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in such opinion, the cash consideration of $16.125 per share to be received by the Company's shareholders was fair, from a financial point of view, to such holders.

     The full text of Wheat's opinion, which sets forth certain assumptions made, matters considered and limitations on review undertaken is attached as Exhibit B to this Proxy Statement and is incorporated herein by reference. Shareholders are urged to read this opinion carefully in its entirety. The summary of the opinion of Wheat set forth in this Proxy Statement is qualified in its entirety by reference to the opinion. Wheat's opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by the shareholders of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the Merger.

      In arriving at its opinion, Wheat, among other things, (1) reviewed the financial and other information contained in the Company's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993, and certain interim reports to Shareholders and Quarterly Reports on Form 10-Q;
(2) conducted discussions with members of senior management of the Company concerning the Company's business and prospects; (3) reviewed certain publicly available information with respect to historical market prices and trading activity for the Shares and for certain publicly traded companies which it deemed relevant; (4) compared the results of operations of the Company with those of certain publicly traded companies which it deemed relevant; (5) compared the proposed financial terms of the transaction with the financial terms of certain other mergers and acquisitions which it deemed to be relevant; (6) performed a discounted cash flow analysis of the Company based upon estimates of projected financial performance prepared by the management of the Company; and (7) reviewed the Merger Agreement (including the Exhibits thereto) dated June 15, 1996. In addition to the foregoing, Wheat reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary.

      In rendering its opinion, Wheat assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Varlen and the Company, and did not assume any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of Varlen and the Company. Wheat relied upon the management of Varlen and the Company as to the reasonableness and achievability of their financial and operational forecasts and projections, and the assumptions and bases therefor, provided to it, and assumed that such forecasts and projections reflected the best available estimates and judgments of such managements at that time, and assumed that such forecasts and projections would be realized in the amounts and in the time periods estimated by such managements. Wheat's opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of its opinion and the information made available to Wheat through that date. Events occurring after that date could materially affect the assumptions and conclusions contained in Wheat's opinion. Wheat's opinion does not address the relative merits of the transaction contemplated by the Agreement as compared to any alternative business strategies that might exist for the Company, nor does it address the effect of any other business combination in which the Company might engage.

      Wheat's advisory services and its opinion are provided to the Company's Board of Directors for use in evaluating the transaction contemplated by the Agreement and do not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger.

      Pursuant  to the terms of its engagement, the Company agreed  to  pay
Wheat a fee of $50,000 after the delivery of an oral opinion to the Company's Board of Directors by Wheat as to the fairness of the consideration to be received in the transaction by the Company's shareholders, from a financial point of view; an additional fee of $150,000 at the time the opinion was included as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9; and an additional $150,000 payable upon the closing of the transaction. In addition, the Company agreed to reimburse Wheat for its reasonable out-of-pocket expenses incurred (including reasonable legal fees and expenses) in performing its services under its engagement, whether or not the transaction is consummated or the engagement terminates or expires. In addition, the Company has agreed to indemnify Wheat and certain related persons against certain liabilities related to or arising out of Wheat's engagement.

      Wheat is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company selected Wheat as its financial advisor based upon its familiarity with the Company and the industry in which the Company operates and its experience, ability and reputation with respect the mergers and acquisitions.

      In the ordinary course of its business as a broker-dealer, Wheat may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of the Company or Varlen for its own account or for the accounts of its customers. Wheat has provided investment banking services for the Company in the past for which it has received customary compensation.

Interests of Certain Persons in the Merger

      Certain existing and former members of the Company's management and Board (as well as other employees of the Company) have certain interests that are described below that may present them with actual or potential conflicts of interest in connection with the Merger. Also see "Security Ownership of Certain Beneficial Owners and Management".

      Change in Control Agreements. Effective March 22, 1996, the Company entered into change in control agreements (the "Agreements") with Needham
B.  Whitfield, J. Craig Rice, Jacob M. Feichtner, Howard J. Bush and Donald
E. Fitzsimmons (the executive officers named in the Company's proxy statement for the 1996 Annual Meeting of Shareholders) and certain other executives and employees. The Agreements provide that termination compensation will be paid if the executive's employment is terminated by the Company within two years after a Change in Control other than for
"cause" (as defined in the Agreements) or upon the death, permanent disability or retirement of the executive, or if the executive voluntarily terminates his employment for "good reason" (as defined in the Agreements). Change in Control is defined generally to include (i) acquisition of more than 20% of the Company's voting stock, (ii) certain changes in the composition of its Board of Directors, (iii) shareholder approval of certain business combinations or asset sales in which the Company's historic shareholders hold less than 50% of the resulting or purchasing company or (iv) shareholder approval of the liquidation or dissolution of the Company. Termination compensation consists of a cash payment equal to a multiple (generally one, two or three times) of the highest annual rate of base salary paid to the executive in effect for the 12-month period immediately prior to the executive's termination of employment ("Base Salary"). The multiple is one times Base Salary for Messrs. Whitfield and Fitzsimmons, three times Base Salary for Mr. Rice, two times Base Salary for Mr. Bush, and the number of years from date of termination to age 62 times Base Salary for Mr. Feichtner (who is now age 59). In addition, the Agreements provide for the continuation of certain medical, life and disability benefits. The Agreements supersede employment agreements between the Company and certain executives which were previously in place.

       Executive Retirement Incentive Plan. The Company's Executive Retirement Incentive Plan, as amended and restated effective March 22, 1996 (the "Executive Plan"), provides a monthly retirement benefit for life to those executives selected for participation by the Compensation Committee of the Board of Directors equal to the excess of (i) 3% of the executive's remuneration multiplied by his years of service (up to a maximum of 20 years), over (ii) the value of benefits payable to the executive by the company retirement plan and the executive's Social Security benefit. Messrs. Whitfield, Rice, Feichtner, Bush and Fitzsimmons are among the executives participating in the Executive Plan. In order to receive a benefit under the Executive Plan, the executive must have at least five years of vesting service and must retire after attaining age 55 but no later than the first day of the calendar quarter coinciding with or next following his attaining age 62. The Executive Plan provides for benefit payment options and spousal and beneficiary rights and payments in the event of the executive's death. No benefits are payable under the Executive Plan to any executive who terminates employment before attaining age 55 or who does not retire during the available retirement window period. In addition, benefits under the Executive Plan are forfeited if a retired executive competes with the Company under certain circumstances.

      The Company has established a grantor trust to accumulate the amounts anticipated to be needed to pay benefits under the Executive Plan. Assets of the trust are considered general assets of the Company and are subject to claims of the Company's creditors. The Company is obligated to make contributions to the trust annually in an amount equal to its reported annual financial expense for the Executive Plan, as adjusted for trust earnings and expenses. In addition, in the event there is a Change in Control (as defined in the Agreements), the Company is obligated to contribute an amount to the trust within 90 days equal to the Executive Plan's unfunded actuarial liability at that time.

       The Executive Plan provides additional benefits for Messrs. Feichtner, Fitzsimmons, and Rice in the event there is a Change in Control. First, the Executive Plan may not be amended to cause Messrs. Feichtner, Fitzsimmons, or Rice to cease to be participants. Secondly, if Mr. Feichtner's employment is terminated within two years after the Change in Control and on or before June 30, 1999, by the Company without cause or by Mr. Feichtner for good reason, then his benefit under the Executive Plan will be calculated as though he had continued to work to June 30, 1999, and his benefit under the Executive Plan will not be reduced for early payment before age 62 and will include an amount equal to the amount of any reduction to his benefit under the Company retirement plan for early payment. Thirdly, if either Messrs. Fitzsimmons or Rice ceases to be employed before age 62 (including before age 55), respectively, he will be fully vested in his benefit under the Executive Plan, he may start drawing that benefit at age 55 or his later termination, his beneficiary will be entitled to his death benefit regardless of his vesting service or his termination before age 55, and the prohibition on competition with the Company will be waived if he resigns for good reason (other than the right to voluntarily terminate during a 30 day period after the first anniversary of the Change in Control). As of March 8, 1996, the ages of each such executive officer were as follows: Needham B. Whitfield - 59, J. Craig Rice - 48, Jacob M. Feichtner - 58, Howard J. Bush - 42 and Donald E. Fitzsimmons - 54.

      The Company's estimate of the total amount of all payments which may be payable upon a Change in Control under the Agreements and the Executive Plan is $3,435,000.

      Incentive Stock Plans. The Company also provides long-term incentive compensation for executives of the Company (and other Company employees) through the grant of stock options and restricted stock under the Company's 1988 Stock Option Plan (the "Stock Option Plan") and 1987 Restricted Stock Plan (the "Restricted Stock Plan"). Stock options under the Stock Option Plan are granted to executive officers at the fair market value of the Common Stock on the date of grant. Historically, options typically have been granted with a five-year period of exercise and a three-year vesting schedule. However, options granted after July 1994 have been granted with a ten-year period of exercise and are fully exercisable one year after the date of grant. Shares of restricted stock granted under the Restricted Stock Plan typically vest over a four-year period. As of June 14, 1996, the Company had outstanding: (1) options to purchase 442,000 shares of Common Stock heretofore granted under the Company's 1988 Stock Option Plan ("Options") and like number of shares reserved for issuance upon the exercise thereof, and (2) 62,576 shares of Common Stock heretofore granted under the Company's 1987 Restricted Stock Plan ("Restricted Shares"). Effective March 22, 1996, the Stock Option Plan and the Restricted Stock Plan were amended to provide that the events which would constitute a "change in control" under such plans will be the same as the events which would constitute a Change in Control under the Agreements. Thus, upon a Change in Control, outstanding Options would be freely exercisable and any restrictions on Restricted Shares would lapse.

     Under the Merger Agreement, the Company will, to the extent necessary, adjust the terms of all outstanding Options and all Restricted Shares to provide for (a) cancellation of the Options, not later than immediately before the Effective Time in exchange for cash payment equal to the product of (i) the total number of Shares subject to the Option and (ii) the excess, if any, of $16.125 (or any such higher price per Share as may be paid in the Offer) over the exercise price per Share subject to such Option; and (b) cancellation, effective as of the Effective Time, of each Restricted Share outstanding immediately prior to the Merger in exchange for a payment equal to the product of (i) the total number of Restricted Shares and (ii) $16.125 (or any such higher price per Share as may be paid in the Offer). The Company anticipates that prior to the Effective Time, all of the Company's executive officers will have either exercised their Options or submitted their Options for cancellation in exchange for the cash payment as described above.


Financing of the Offer and Merger

      The total amount of funds required by the Purchaser to purchase all presently outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $165 million. Such funds have been obtained by the Purchaser or provided by Varlen or one or more of its subsidiaries to the Purchaser from available cash on hand and pursuant to a $190 million credit facility (the "Credit Facility") provided by The First National Bank of Chicago (the "Agent Bank") and other banks and financial institutions who are party thereto (collectively with the Agent Bank, the "Banks"). The Credit Facility is comprised of a term loan commitment (the "Facility A Commitment") in the aggregate principal amount of approximately $135 million provided to the Purchaser, and a revolving credit/letter of credit facility (the "Facility B Commitment") in the aggregate principal amount of approximately $55 million provided to Varlen, the Purchaser and/or any other wholly owned subsidiary of Varlen who may satisfy the conditions to becoming a "Borrowing Subsidiary" under the applicable credit agreement (Varlen, the
Purchaser   and   each  such  other  subsidiary,  in  such  capacity,   the
"Borrowers").

      The Facility A Commitment and the revolving credit portion of the Facility B Commitment bears interest, at the Borrower's option from time to time, at a rate equal to either the "Alternate Base Rate," the "Eurocurrency Rate" or the "Fixed CD Rate," in each case plus a spread based on Varlen's Leverage Ratio." The "Alternate Base Rate" for any day means the greater of (i) the rate of interest announced by the Agent Bank as its "Corporate Base Rate" for such day or (ii) the "Federal Funds Effective Rate" in effect on such day plus .50% per annum, changing as and when such Corporate Base Rate or Federal Funds Effective Rate changes. "Eurocurrency Rate" generally means the rate for dollar deposits appearing on Telerate Page 3750, as adjusted for maximum statutory reserves. The "Fixed CD Rate" generally means the rate determined by the Agent Bank based on the average of the prevailing bid rates on the borrowing date for the purchase of certificates of deposit of the Agent Bank, adjusted for maximum Federal Reserve Board reserve requirements and the Federal Deposit Insurance Corporation assessment rate. The Credit Facility provides for customary provisions relating to yield protection, availability and capital adequacy.

     The Credit Facility provides for the payment by Varlen of certain fees including a (i) commitment fee at a rate ranging from .175% to .375% per annum based on the average daily unused portion of the Facility A Commitment and the Facility B Commitment and (ii) certain letter of credit fees ranging from .50% to 1.25% per annum based on the undrawn stated amount of each letter of credit, a letter of credit fronting fee of 0.15% of the face amount of each standby letter of credit and customary fees in connection with commercial letters of credit and performance letters of credit.

       The   Credit   Facility  has  customary  conditions  to   borrowing,
representations and warranties, covenants and events of default.

      Each of Varlen and its domestic subsidiaries (including the Purchaser and, upon consummation of the Offer or the Merger, the Company) has unconditionally guaranteed the indebtedness, obligations and liabilities of the Borrowers under the Credit Facility. In addition, upon consummation of the Merger, the Company will assume, by operation of law, all liabilities and indebtedness of Purchaser, including the Credit Facility used to effect the acquisition of the Company.

      The commitment of the Banks under the Credit Facility will expire on the sixth anniversary of the date of the closing of the Credit Facility, subject to certain extension provisions. It is anticipated that borrowings under the Credit Facility will be repaid from funds generated internally by Varlen and its subsidiaries (including the Company) and from other sources, which may include other bank financings.

Certain Effects of the Merger

      If the Merger is consummated, holders of Shares will not have an opportunity to continue their common equity interest in the Company as an ongoing operation and therefore will not have the opportunity to share in its future earnings and potential growth, if any. Following the Merger, the Company plans to take all necessary actions (i) to deregister the Shares under the Exchange Act and (ii) to terminate inclusion of the Shares in NASDAQ and designation of the Shares as NMS securities.

      At present, Varlen and Purchaser do not have any plans for any material sale of the Company's assets, changes in capitalization or dividend policy, or other changes in the Company's corporate structure of business. After consummation of the Merger, Varlen will continue to review the business and operations of the Company and, based on such review, may make such changes as it considers appropriate or desirable. At present, Varlen has not determined what specific actions, if any, it will take with respect to the Company.

Payment of Merger Consideration

     Promptly after consummation of the Merger, Harris Trust Company of New York (the "Paying Agent") will send a transmittal letter and instructions to each person that was a record holder of Shares immediately prior to the Effective Time advising such holder of the procedure for surrendering his or her certificates in exchange for $16.125 in cash, without any interest, for each formerly outstanding Share. To receive the payment to which they are entitled pursuant to the terms of the Plan of Merger, shareholders must carefully comply with the instructions on such transmittal letter and return it, along with their certificates to the Paying Agent pursuant to the terms thereof. Do not send share certificates with your Proxy. Interest will not be paid on the amounts payable upon surrender of certificates which formerly represented the Shares. It is therefore recommended that certificates be surrendered promptly after consummation of the Merger. If, with respect to any Shares, the cash price of $16.125 per Share is to be paid to a person who is not the holder of record of such Shares, the amount of any applicable stock transfer taxes will be required to be paid by the record holders or such other person prior to the payment of the Merger Consideration unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted to the Paying Agent.

                 THE MERGER AGREEMENT AND THE PLAN OF MERGER

      The principal terms of the Merger Agreement which are of continuing applicability, as well as the terms of the Plan of Merger which was adopted by the Company's Board of Directors pursuant to the Merger Agreement, are summarized below. The description is qualified in its entirety by reference to the Plan of Merger, which is attached as Exhibit A hereto and is incorporated herein by reference.

     The Merger. The Merger Agreement and the Plan of Merger provide that, upon the terms and subject to the conditions thereof, and in accordance with the Virginia Act, at the Effective Time, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a direct wholly owned subsidiary of Parent. Upon consummation of the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Varlen, Purchaser, or any direct or indirect wholly owned subsidiary of Varlen or Purchaser) shall be converted into the right to receive the Merger Consideration.

      The Plan of Merger provides that the directors and officers of Purchaser immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation. The Plan of Merger further provides that, at the Effective Time the articles of incorporation of Purchaser, as in effect immediately prior to the Effective Time, will become the articles of incorporation of the Surviving Corporation; provided, however, that, at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation will be amended to read as follows: "The name of the corporation is Brenco, Incorporated." The Plan of Merger also provides that the by-laws of Purchaser, as in effect immediately prior to the Effective Time, will become the by-laws of the Surviving Corporation.

      Agreements Of Varlen, Purchaser And The Company. Pursuant to the Merger Agreement, the Company agreed to take all action necessary to cause the Special Meeting to be duly called and held as promptly as practicable following consummation of the Offer for the purpose of voting on the approval and adoption of the Merger and the Plan of Merger and the transactions contemplated thereby (if and to the extent required by the Virginia Act).

      The Merger Agreement provides that in connection with the Special Meeting the Company shall promptly prepare and file with the Commission, use all reasonable best efforts to have cleared by the Commission and thereafter mail to its shareholders at the earliest practicable date this Proxy Statement with respect to the Special Meeting. The Company has agreed, subject to the fiduciary duties of the Board as advised by counsel, to include in the Proxy Statement the recommendation of the Board that the shareholders of the Company approve the Plan of Merger and the transactions contemplated thereby and to use all reasonable best efforts to obtain such approval.

     The Merger Agreement provides that it may be amended at any time prior to the filing of the Articles of Merger with the Virginia Commission; provided that any such amendment is set forth in an instrument in writing executed by each of the parties thereto and is previously approved by action  of  the  Board  of Directors of each of the  parties;  and  further provided, that if the Merger Agreement and Merger are subject to shareholder approval then, after approval of the Merger by the shareholders of the Company, no amendment may be made without the further approval of the shareholders of the Company which would do any of the following: (i) reduce or (to the extent prohibited by the Virginia Act) increase the Merger Consideration or alter or change the form thereof; (ii) alter or change any other of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would adversely affect the shareholders of the Company; or (iii) alter or change any of the terms and conditions of the Articles of Incorporation (except as may otherwise be provided in the Merger Agreement).

     Pursuant to the Merger Agreement, until the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford to Varlen, the Purchaser and the financial institutions and other designated parties and to the officers, employees and agents of Varlen, the Purchaser and such financial institutions and others complete access at all reasonable times to their respective officers, employees, agents, properties, books, records and contracts, and shall furnish Varlen, the Purchaser and such financial institutions and others all financial, operating and other data and information as Varlen and such financial institutions and others, through their respective officers, employees or agents, may reasonably request.

      Varlen, Purchaser and the Company have each agreed that it will use its reasonable best efforts to take all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Offer and the Merger (including furnishing all information required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and will take all reasonable actions necessary to cooperate promptly with and furnish information to the other parties in connection with any such requirements imposed upon such other parties in connection with the Offer and the Merger. Varlen, Purchaser and the Company have also each agreed that it will use its reasonable best efforts to take or cause to be taken all reasonable actions necessary to obtain (and will take all reasonable actions necessary to cooperate promptly with the other parties in obtaining) any consent, authorization, order or approval of, or any exemption by, any court, administrative agency, commission or other governmental or regulatory authority or instrumentality, domestic or foreign, or other third party, required to be obtained or made by any such party in connection with the Offer or the Merger or the taking of any action contemplated thereby or by the Merger Agreement.

      Indemnification and Insurance. The Merger Agreement provides that the articles of incorporation or bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than those that are set forth in the Company's articles of incorporation and bylaws, as amended to the date of the Merger Agreement, which provisions may not be amended, repealed or otherwise modified for a period of five years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company (the "Indemnified Parties"). Varlen shall cause the Surviving Corporation to fulfill such indemnification obligations. Varlen also agreed to use its reasonable best efforts to cause to be maintained in effect for three years from the Effective Time the current policy (or successor policies) of the directors' and officers' liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time, to the extent available; provided however, that Varlen is not required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company to maintain or procure insurance coverage pursuant hereto.

      Board of Directors. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by the Purchaser in accordance with the Offer for, Shares constituting 50% or more of all Shares then outstanding pursuant to the Offer, and from time to time thereafter, the Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give the Purchaser representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors multiplied by the percentage that such number of Shares so accepted for payment and paid for or owned by Varlen or the Purchaser bears to the total number of Shares outstanding; provided, however, that the Purchaser shall have the right (in its discretion) to designate a number of directors less than such product; and provided further, however, that at all times prior to the Merger there shall be at least two members of the Board of Directors of the Company selected by the current members of such Board. In the Merger Agreement, the Company has agreed to use its best efforts to cause the Purchaser's designees to be elected to the Company's Board of Directors (including mailing to the Company's shareholders the information required by Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder) and to use its reasonable best efforts to cause the resignation of current directors, and/or an increase in the number of the Company's directors, as may be directed by Varlen and required to implement the foregoing.

      In accordance with the foregoing provisions of the Merger Agreement, Messrs. Feichtner, Johnson, Kenny, Wells and Yocum submitted their resignations effective upon such submission at the regular meeting of the Board of Directors of the Company held on July 26, 1996 and two Varlen designees, Messrs. Wellek and Jean, were elected directors of the Company at that meeting. As of a result of such actions, the Board of Directors of the Company is currently comprised of Messrs. Whitfield, Rice, Wellek and Jean. It is contemplated that upon consummation of the Merger, Mr. Whitfield will resign as a director and that all continuing directors of the Company will be officers or employees of Varlen and/or the Company.

      Conditions. Consummation of the Merger is subject to certain conditions, including among others, the non-occurrence or non-existence at or prior to the Effective Time of any of the events, facts or circumstances set forth in paragraphs (a) through (h) of Annex I to the Merger Agreement. As of the date hereof, none of such events, facts or circumstances had occurred.

Federal Income Tax Consequences

      The following is a summary of the principal federal income tax consequences of the Merger to shareholders of the Company who hold their Shares as capital assets. The discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations ("Regulations") and public administrative and judicial interpretations of the Code and Regulations, all of which are subject to change, which changes could be applied retroactively. This discussion is for general information purposes only and may not apply to shareholders of the Company who are subject to special treatment under the Code, such as (but not limited to) foreign persons, retirement plans, regulated investment companies and dealers in securities. It does not cover the special tax consequences that may apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is not intended to address any aspects of state, local, foreign or other tax laws.

      Accordingly, shareholders are urged and expected to consult their own tax advisors to determine the specific tax consequences of the merger to them under federal, state, local, foreign or other tax laws and the effect of any change in the applicable tax laws after the date hereof.

      The receipt of cash from Purchaser for Shares pursuant to the Merger will be a taxable sale for federal income tax purposes. In general, a shareholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received for the Shares and the holder's adjusted tax basis in such Shares. Gain or loss must be determined separately for each identifiable block of Shares (i.e., shares acquired at the same time and at the same price in one transaction) converted into cash in the Merger. Provided the Shares constitute capital assets in the hands of the holder thereof such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale pursuant to the Merger, the Shares were held for more than one year. The deduction of any capital loss may be limited under the Code.

     Unless a shareholder complies with certain reporting and certification procedures or is an exempt recipient under applicable withholding provisions of the Code and Regulations, such holder may be subject to backup withholding tax of 31% with respect to any cash payments received pursuant to the Merger. This tax is not an additional tax, but is treated as a payment of the taxpayer's federal income tax and may be refunded if the taxpayer has otherwise satisfied its federal income tax liability and the taxpayer complies with the applicable requirements for obtaining a refund. Shareholders should consult their brokers or the Paying Agent to ensure compliance with such procedures.

Accounting Treatment

      The Merger will be accounted for under the "purchase" method of accounting, whereby the purchase price for the Company will be allocated to the identifiable assets and liabilities of the Company and its subsidiaries based on their respective fair values.

Regulatory Matters

      Except for the filing of Articles of Merger with the Virginia State Corporation Commission, there are no federal or state regulatory requirements which remain to be complied with in order for the Merger to be consummated in accordance with the terms of the Merger Agreement and Plan of Merger.

                             DISSENTERS' RIGHTS

      Section 13.1-730 of the Virginia Act (as effective July 1, 1996) provides that no dissenters' rights are available for the shares of any class or series of shares which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement or plan of merger, were either (I) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System or (II) held of record by at least 2,000 shareholders, unless, among other things, in either case (i) the holders of such class or series of shares are required by the terms of such agreement or plan to accept for such shares anything except cash or
(ii) the transaction to be voted on is an "affiliated transaction" that has not been approved by a majority of "disinterested directors."

      As of the Record Date, the Shares were listed on the NASDAQ NMS, and accordingly, shareholders have no dissenters' rights with respect to the Merger.

                    MARKET PRICE OF SHARES AND DIVIDENDS

     The Shares are traded in the over-the-counter market, under the symbol "BREN." The Shares are quoted in the NASDAQ NMS. The following table sets forth, for the calendar periods shown, the range of high and low sales prices for the Shares as quoted in the NASDAQ NMS for such periods, in each case as reported by published financial sources, and the cash dividend paid by the Company for each such quarter. NASDAQ NMS quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not necessarily reflect actual transactions.


                                                         Quarterly
                           High            Low           Dividend
Year  Ended
December  31, 1994
     1st Quarter          $12 1/2       $ 8 1/4          $  .05
     2nd Quarter           13 1/4         9 1/8             .05
     3rd Quarter           14            11 1/2             .06
     4th Quarter           13 1/4        11 1/4             .06
Year  Ended
December  31, 1995
     1st Quarter           13            10 5/8             .06
     2nd Quarter           14 1/2        12                 .07
     3rd Quarter           12 5/8         9 3/16            .07
     4th Quarter           12            10 1/8             .07
Year  Ending
December  31, 1996
     1st Quarter           12 13/16       9                 .07
     2nd Quarter           16 1/4        12 1/8             .07

      On June 14, 1996, the last full day of trading prior to the announcement of the Purchaser's intention to make the Offer, the last reported sale price for the Shares, as reported in the NASDAQ NMS, was $12.25 per Share, according to published sources. Shareholders are urged to obtain current market quotations for the Shares.

      During the period from February 6, 1996, through April 4, 1996, a subsidiary of Varlen purchased in the open market 460,000 (or approximately 4.5%) of the outstanding Shares.

                        SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of July 23, 1996, certain information regarding beneficial ownership of Shares by each current director of the Company, each executive officer named in the Company's proxy statement for its 1996 Annual Meeting of Shareholders, the current directors and "named executive officers" as a group, and all person known to the Company to be the beneficial owners of more than 5% of the Shares.

                            Amount and Nature     Percent
Name of Beneficial Owner    of Beneficial         of Class
                            Ownership (1)

Varlen Corporation (2)            9,799,986             96%
   Naperville, Illinois
Howard J. Bush                       -0-                -0-
   Midlothian, Virginia
Jacob M. Feichtner                   -0-                -0-
   Richmond, Virginia
Donald E. Fitzsimmons                -0-                -0-
   Midlothian, Virginia
Raymond A. Jean                      -0-                -0-
   Naperville, Illinois
J. Craig Rice                        -0-                -0-
   Midlothian, Virginia
Richard L. Wellek                    -0-                -0-
   Naperville, Illinois
Needham B. Whitfield                 -0-                -0-
   Midlothian, Virginia
All executive officers and
current directors as a               -0-                -0-
group
_______________
(1) All Shares owned by the named executive officers and directors (other than Restricted Shares) were tendered to and purchased by Purchaser pursuant to the Offer and/or Shareholder Tender Agreement. All outstanding and unexercised Options held by the named executive officers have been (or will be by the Effective Time) canceled in exchange for the cash payment specified in the Merger Agreement and all Restricted Shares held by the named executive officers will be canceled at the Effective Time in exchange for the Merger Consideration, as described under "Interests of Certain Persons."
(2) The total number of shares shown as beneficially owned by Varlen includes 9,339,986 shares purchased by Purchaser in the Offer and 460,000 shares owned by Grantly, Inc., both of which are wholly-owned subsidiaries of Varlen.

                       INDEPENDENT PUBLIC ACCOUNTANTS

      McGladrey & Pullen, LLP, independent accountants and the Company's auditors since 1952 audited and reported on the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 1995. Such financial statements have been incorporated by reference in this Proxy Statement in reliance upon such report. The Company does not anticipate that representatives of McGladrey & Pullen will be present at the Special Meeting.


                  OTHER MATTERS TO COME BEFORE THE MEETING

     No other matters are intended to be brought before the Special Meeting by the Company nor does the Company know of any matters that are expected to be properly brought before the Special Meeting by others.


                SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

      If the Merger is not consummated, any proposals of holders of Shares intended to be presented at the annual meeting of stockholders of the Company to be held on April 17, 1997 must have been received by the Company, addressed to the Company at One Park West Circle, Midlothian, Virginia 23113, Attention: Secretary, not later than November 8, 1996, to be considered for inclusion in the proxy statement and form of proxy relating to such annual meeting.


                            AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files periodic reports, proxy statements and other information with the Commission. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, definitive proxy statements and other information, as well as the Schedule 14D-1 and the Schedule 14D-9, are available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office, Public Reference Section, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

      The Shares are currently registered under the Exchange Act. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of Parent, and there will be no public trading of the Shares. Accordingly, as soon as practicable following the Merger registration of the Shares, and the Company's obligation to file periodic reports, proxy statements and other information with the Commission, will be terminated upon application of the Company to the Commission.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Proxy Statement the following documents previously filed with the Commission pursuant to the Exchange Act:

   The Company's Annual Report on Form 10-K for the year ended December 31,
    1995; and

   The Company's Quarterly Report on Form 10-Q for the quarter ended March
    31, 1996, as amended on Form 10-Q/A.

      In addition, all reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement. A copy of any document incorporated by reference herein (including any exhibit incorporated by reference from any such document) may be obtained without charge by any person receiving this Proxy Statement, upon written or oral request, by contacting the Company at One Park West Circle, Suite 201, Midlothian, Virginia 23113, Attention: Secretary (telephone 804-378-
2950).

                                                            Exhibit A

                               PLAN OF MERGER

                           ARTICLE 1: THE PARTIES

      Section 1 Parties. The parties to this Plan of Merger, dated as of July 26, 1996, are BAS, Inc., a Virginia corporation ("the Purchaser"), which is a wholly-owned subsidiary of Varlen Corporation, a Delaware corporation ("Varlen"), and Brenco, Incorporated, a Virginia corporation ("the Company").

                            ARTICLE 2: THE MERGER

     Section  2.1     The  Merger.  At the Effective Time  (as  defined  in
Section 2.3 hereof), in accordance with this Agreement and the Virginia Stock Corporation Act (the "Virginia Act"), the Purchaser shall be merged with and into the Company, the separate existence of the Purchaser (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation of the Merger. The Company, after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     Section 2.2 Effect of the Merger. At the Effective Time, the Surviving Corporation shall continue its corporate existence under the laws of the Commonwealth of Virginia and shall succeed to all rights, privileges, immunities, franchises, property, debts due, liabilities and obligations of the Purchaser and the Company in accordance with the provisions of the Virginia Act.

     Section 2.3 Consummation of the Merger. The parties hereto will cause the Merger to be consummated by delivering to the State Corporation Commission of the Commonwealth of Virginia (the "Virginia Commission") articles of merger (the "Articles of Merger") in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the Virginia Act. The Merger shall become effective as of the time that the Virginia Commission finds that the Articles of Merger comply with the requirements of law and that all required fees have been paid and it shall issue a certificate of merger with respect to the Merger for record in accordance with the relevant provisions of the Virginia Act (or at such later time specified as the effective time in the Articles of Merger). The term "Effective Time" shall mean the date and time at which the Merger becomes effective.

     Section 2.4 Articles of Incorporation; Bylaws; Directors and Officers. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under the Virginia Act. The Bylaws of the Surviving Corporation shall be the Bylaws of the Purchaser as in effect immediately prior to the Effective Time until thereafter amended as provided therein and under the Virginia Act. The directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

     Section 2.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company, the Surviving Corporation or the holder of any of the following:

          (a) Each share of the Company's outstanding Common Stock, par value $1.00 per share (each, a "Share", and collectively, "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.5(b) hereof) shall be cancelled and extinguished and be converted into and become a right to receive $16.125 in cash per Share without any interest thereon (the "Merger Consideration");

          (b) Each Share which is issued and outstanding immediately prior to the Effective Time and owned by Varlen, the Purchaser or the Company or any direct or indirect subsidiary of Varlen, the Purchaser or the Company, shall be cancelled and retired, and no payment shall be made with respect thereto; and

          (c) Each share of Common Stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

     Section 2.6 Company Stock Incentive Plans. (a) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof) shall adopt, subject to the terms of the Stock Option Plans (as hereinafter defined), such resolutions as are necessary or appropriate, if any, to adjust the terms of all outstanding employee stock options to purchase Shares (collectively, the "Options") granted under any stock option plan of the Company (collectively, the "Stock Option Plans", which term shall include (without limitation) the Company's 1988 Stock Option Plan, as amended) to provide for the cancellation, effective as of the Effective Time, of such Options (and any stock appreciation rights or limited stock appreciation rights) as set forth in this Section 2.6(a). Not later than immediately prior to the Effective Time, each Option, whether or not then exercisable or vested, shall become fully exercisable and vested. The Company shall use its reasonable best efforts to insure that each Option outstanding immediately prior to the Effective Time shall be cancelled in exchange for a payment, not later than immediately prior to the Effective Time, from the Company (subject to any applicable withholding taxes) in cash equal to the product of (x) the total number of Shares subject to such Option and (y) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Option. Any stock appreciation rights or limited stock appreciation rights shall be cancelled as of immediately prior to the Effective Time without any payment therefor.

          (b) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof) shall adopt, subject to the terms of the Restricted Stock Plans (as hereinafter defined), such resolutions as are necessary or appropriate, if any, to adjust the terms of all restricted Shares (collectively, the "Restricted Shares") granted under any restricted stock plan of the Company (collectively, the "Restricted Stock Plans", which term shall include (without limitation) the Company's 1987
Restricted Stock Plan, as amended) to provide for the cancellation, effective as of the Effective Time, of such Restricted Shares as set forth in this Section 2.6(b). Not later than immediately prior to the Effective Time, each Restricted Share, whether or not then unrestricted or vested, shall become fully unrestricted, exercisable and vested. The Company shall use its reasonable best efforts to insure that each Restricted Share outstanding immediately prior to the Effective Time shall be cancelled in exchange for the Merger Consideration.

           (c) Effective as of the date of this Agreement, the Board of Directors (or, if appropriate, any committee thereof) shall have taken the appropriate action with respect to the Company's Employee Stock Savings Plan (the "Savings Plan") to provide that: (i) until the earlier to occur of the Effective Time or any termination of this Agreement, participants in the Savings Plan will not be eligible to receive matching Shares on any Shares purchased by such participants after the date of this Agreement, and
(ii) any right of participants in the Savings Plan to receive matching Shares from the Company as of the date of this Agreement accrued as a result of Shares purchased prior to the date of this Agreement shall be cancelled in exchange for a payment, not later than immediately prior to the Effective Time, from the Company (subject to any applicable withholding taxes) in cash equal to the product of (x) the total number of such accrued matching Shares and (y) the Merger Consideration.

          (d) Except as provided herein, the Stock Option Plans, Restricted Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary (collectively with the Stock Option Plans and Restricted Stock Plans, referred to as the "Stock Incentive Plans") shall terminate as of the Effective Time. The Company shall use its reasonable best efforts to ensure that following the Effective Time no holder of an Option or Restricted Shares nor any other participant in any Stock Incentive Plan shall have any right thereunder to acquire equity securities of the Company or the Surviving Corporation or any subsidiary thereof and, if requested by Varlen, to obtain the written acknowledgement of such holders and participants with respect thereto.

     Section 2.7 Exchange of Certificates. (a) From and after the Effective Time, Harris Trust Company of New York shall act as paying agent (the "Paying Agent") in effecting the exchange, for the Merger Consid eration multiplied by the number of Shares formerly represented thereby, of certificates (the "Certificates") that, prior to the Effective Time, represented Shares entitled to payment pursuant to Section 2.5 hereof. At or before the Effective Time, Varlen or the Purchaser shall deposit with the Paying Agent in trust for the benefit of the holders of Certificates immediately available funds in an aggregate amount (the "Payment Fund") equal to the product of the Merger Consideration multiplied by the number of Shares entitled to payment pursuant to Section 2.5 hereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger Consideration multiplied by the number of Shares formerly represented by such

Certificate, without any interest thereon, in exchange therefor, and such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the Merger Consideration multiplied by the number of Shares represented by such Certificate, without any interest thereon. If any cash is to be paid to a name other than the name in which the Certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such payment that the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such cash to a name other than that of the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (b) The Payment Fund shall be invested by the Paying Agent, as directed by Varlen or the Purchaser, in: (i) obligations of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof maturing not more than 12 months after the date of acquisition, (ii) obligations of any United States state or any political subdivision of such state, or any agency or instrumentality of such a state or political subdivision, maturing not more than 12 months after acquisition that are rated A or better by Standard & Poor's Corporation ("S&P") or A or better by Moody's Investors Services, Inc. ("Moody's"),
(iii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, and/or (iv) certificates of deposit and bankers' acceptances issued by, and time deposits with, commercial banks (whether foreign or domestic) having capital and surplus in excess of $100,000,000; and any net earnings with respect thereto shall be paid to Varlen as and when requested by Varlen, and Varlen shall replace any principal lost through any investment made pursuant to this Section 2.7(b).

          (c) The Paying Agent shall, pursuant to irrevocable instructions to be given by Varlen or the Purchaser, make the payments referred to in
Section 2.5 out of the Payment Fund. Promptly following the date which is nine months after the Effective Time, the Paying Agent shall deliver to Varlen all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation or Varlen and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon, but shall have no greater rights against the Surviving Corporation or Varlen than may be accorded to general creditors of the Surviving Corporation or Varlen under applicable law.

          (d) Promptly after the Effective Time, the Paying Agent shall mail each record holder of Certificates that immediately prior to the Effective Time represented Shares a form of letter of transmittal and in structions for use in surrendering such Certificates and receiving the Merger Consideration therefor.

          (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Certificates which theretofore represented Shares. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Article 2.

                                   EXHIBIT B




June 15, 1996


CONFIDENTIAL

The Board of Directors
Brenco, Incorporated
One Park West Circle
Midlothian,  VA  23113

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Brenco, Incorporated (the "Company") of the cash consideration of $16.125 per Share to be received by such holders pursuant to the Acquisition Agreement dated as of June 15, 1996, among Varlen Corporation (the "Acquiror"), BAS, Inc. and the Company (the "Agreement").

Wheat, First Securities, Inc. ("Wheat"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Wheat has provided investment banking services for the Company in the past for which it has received customary compensation. In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of the Company or the Acquiror for our own account or for the accounts of our customers. Wheat will receive a fee from the Company for rendering this opinion.

In arriving at our opinion, we have, among other things:

(1) reviewed the financial and other information contained in the Company's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, December 31, 1994 and
     December 31, 1993, and certain interim reports to Shareholders and Quarterly Reports on Form 10-Q;

(2) conducted discussions with members of senior management of the Company concerning the Company's business and prospects;

(3) reviewed certain publicly available information with respect to historical market prices and trading activity for the Company's Common Stock and for certain publicly traded companies which we deemed relevant;

(4) compared the results of operations of the Company with those of certain publicly traded companies which we deemed relevant;

(5) compared the proposed financial terms of the transaction with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

(6) performed a discounted cash flow analysis of the Company based upon estimates of projected financial performance prepared by the management of the Company;

(7) reviewed the Agreement (including the Exhibits thereto) dated June 15, 1996; and

(8) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Acquiror and the Company, and we have not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of the Acquiror and the Company. We have relied upon the management of the Acquiror and the Company as to the reasonableness and achievability of their financial and operational forecasts and projections, and the assumptions and bases therefor, provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the relative merits of the transaction contemplated by the Agreement as compared to any alternative business strategies that might exist for the Company, nor does it address the effect of any other business combination in which the Company might engage.

Our advisory services and the opinion expressed herein are provided to the Company's Board of Directors for use in evaluating the transaction contemplated by the Agreement and do not constitute a recommendation to any holder of the Shares as to whether such holder should tender his or her shares pursuant to the Acquiror's offer, or approve the merger. This opinion may not be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

On the basis of, and subject to the foregoing, we are of the opinion that as of the date hereof the cash consideration of $16.125 per Share to be received by the holders of the Shares is fair, from a financial point of view, to such holders.

Very truly yours,

WHEAT, FIRST SECURITIES, INC.



By:  _________________________________
     Managing Director

                            BRENCO, INCORPORATED

             Proxy Solicited on Behalf of the Board of Directors


      The undersigned hereby appoints Richard L. Wellek, Vicki L. Casmere and Jacob M. Feichtner jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters which may properly be brought before such meeting, all shares of Common Stock which the undersigned would be entitled to vote at the Special Meeting of Shareholders of Brenco, Incorporated to be held on August 23, 1996, or any adjournment thereof.

1. To consider and vote upon a proposal to approve and adopt a Plan of Merger dated as of July 26, 1996, adopted in accordance with the Acquisition Agreement dated June 15, 1996 by and among Brenco, Incorporated, Varlen Corporation, a Delaware corporation, and BAS, Inc., a Virginia corporation and a wholly-owned subsidiary of Varlen Corporation.


           [   ]  FOR       [   ] AGAINST    [  ]   ABSTAIN


2. In their discretion, the proxies are authorized to vote upon any other business that may come before the meeting or any adjournment thereof.

            Unless  otherwise  specified  in  the  squares  provided,   the
undersigned's vote will be cast for item 1. This proxy may be revoked at any time prior to its exercise.

                                   ______________________________
                                             Signature


                                   _______________________________
                                             Signature


                                   Dated:__________________, 1996

        (In signing as Attorney, Administrator, Executor, Guardian or
                   Trustee, please add your title as such)